Exhibit (h)(7)

Exhibit A to the Transfer Agent Servicing Agreement – Amplify ETF Trust

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Online Retail ETF

Amplify CWP Enhanced Dividend Income ETF (formerly Amplify YieldShares CWP Dividend & Option Income ETF)

Amplify Transformational Data Sharing ETF

Amplify Lithium & Battery Technology ETF (formerly Amplify Advanced Battery Metals and Materials ETF)\

Amplify BlackSwan Growth & Treasury Core ETF

Amplify International Online Retail ETF

Amplify CrowdBureau® Online Lending and Digital Banking ETF (formerly Amplify CrowdBureau® Peer-to-Peer Lending & Crowdfunding ETF)

Amplify High Income ETF

Amplify Seymour Cannabis ETF

Amplify Pure Junior Gold Miners ETF

Amplify BlackSwan ISWN ETF